Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Nautilus, Inc. Administrative Committee
Nautilus, Inc. 401(k) Savings Plan
Vancouver, Washington

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-46936) of Nautilus, Inc. of our report dated June 22, 2017, with respect to the statement of net assets available for benefits of Nautilus, Inc. 401(k) Savings Plan as of December 31, 2016, and the related statement of changes in net assets available for benefits for the year then ended, which appears in this Form 11-K.

/s/ Perkins & Company, P.C.

Portland, Oregon
June 7, 2018